Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-3D No. 333-166858 and Form S-8 No. 333-142448) of Piedmont Office Realty Trust, Inc. and in the related Prospectuses of our reports dated February 27, 2013 (except Note 14 and 19, as to which the date is June 4, 2013) with respect to the consolidated financial statements and schedule of Piedmont Office Realty Trust, Inc., which appears in this Current Report on Form 8-K of Piedmont Office Realty Trust, Inc. dated June 4, 2013.

Atlanta, Georgia
June 4, 2013